Exhibit 23.4

CONSENT OF PETERSON RISK CONSULTING LLC

We hereby consent to (i) the references to us in the form and context in which they appear, or are incorporated by reference, in this Registration Statement on Form S-3 of Foster Wheeler Ltd. (the “Company”) , and (ii) the use of or reliance on the information contained in our report to the Company to assist the Company in setting forth an estimate of the Company’s asbestos insurance assets in such registration statement or the documents incorporated by reference therein.

December 5, 2008

Peterson Risk Consulting LLC

By:	/s/ Patrick J. McGrath
Name:	PATRICK J. MCGRATH
Title:	MANAGING DIRECTOR